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[LECTEC CORPORATION LOGO]

                                                                    EXHIBIT 99.1


Contact:  Rodney A. Young, CEO (952-933-2291)

              LECTEC REPORTS 2003 FIRST QUARTER UNAUDITED FINANCIAL
                                    RESULTS

            NET SALES INCREASE BY 9%; OPERATING LOSSES REDUCED BY 62%


MAY 7, 2003 - - MINNETONKA, MN - LECTEC CORPORATION (OTCBB: LECT) reported today that net sales for the first quarter ended March 31, 2003 increased 8.7% to $1,645,000 from $1,514,000 for the prior year quarter ended March 31, 2002, the result of a rebound from soft contract manufacturing sales in the prior year as well as a shift in strategic focus from retail consumer products to contract manufacturing. Contract manufacturing net sales increased to $1,334,000 for the first quarter of 2003 from $352,000 for the first quarter of 2002. Offsetting the contract manufacturing sales increase was a decline in therapeutic retail consumer brand product sales, which decreased 63% in the first quarter of 2003 to $312,000, from $838,000 in the prior year. The decline was attributable to a planned reduction in the number of products the Company offers to the retail market and the discontinued active promotion of the NeoSkin(R) line of skin care products due to the inability to fund national advertising programs. The net loss for the first quarter of 2003 was $359,000, or $.09 per share, compared to a net loss for the first quarter of 2002 of $807,000, or $.20 per share. Gross profit as a percentage of net sales for first quarter of 2003 was 29.9% compared to 30.7% for the first quarter of 2002.

LecTec's total operating expenses decreased 36.6% from prior year levels to $782,000 for the first quarter ended March 31, 2003, due to effective cost elimination and management initiatives focused on company-wide expense reductions. Sales and marketing expenses decreased 57.8%, general and administrative expenses declined 19.0% and research and development decreased 40.0% for the first quarter of 2003 compared to the first quarter of 2002, due primarily to significant reductions in promotional expenses, reduction in staff and other cost-control measures.

"It is exciting to report that our contract manufacturing sales increased. We believe it is further confirmation of our vision and a testament to the heavy lifting and creativity that we applied when we first launched multiple products under our TheraPatch(R) brand four years ago," commented Rodney A. Young Chairman, CEO and President of LecTec Corporation. "When we first entered the OTC topical drug delivery market we had the challenge of building OTC patch awareness, building our brand awareness and attracting large pharmaceutical-healthcare consumer product companies as customers. Today, OTC patch awareness is rapidly growing as indicated by the increased number of competitors entering the market and by the significant growth the market is experiencing. The OTC topical patch drug delivery market has grown from under $10 million just four years ago, and is now trending to over $100 million today,"(1) Young stated.


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"In addition to attracting global pharmaceutical-healthcare consumer products companies like Novartis Consumer Health, Inc. and Johnson & Johnson Consumer Products, who became customers based on the strength of our intellectual property and the success of our TheraPatch brand, we are currently in discussions and working with potential new customers. For now, we are still an under-capitalized OTC pharmaceutical and skincare contract manufacturing company, which is rich in intellectual property and OTC hydrogel patch development expertise. We are continuing our focused efforts to establish a funding source in the form of a strategic investor, partner or an acquirer to help maximize our leading technology position in this fast growing OTC patch market," concluded Young.

(1) Information Resource Data, Chicago, IL


LecTec is a health care and consumer products company that develops, manufactures and markets products based on its advanced skin interface technologies. Primary products include a full line of over-the-counter therapeutic patches for muscle aches and pain, insect bites, minor skin rashes, cold sores, coughs due to colds and minor sore throats, sinus and allergy, psoriasis, and NeoSkin Rejuvenation products.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences include, but are not limited to, buying patterns of major customers, competitive forces including new products or pricing pressures, costs associated with and acceptance of the company's TheraPatch brand strategy, impact of interruptions to production, dependence on key personnel, need for regulatory approvals, the ability to satisfy funding requirements for operating needs, expansion or capital expenditures and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission, and particularly in Exhibit 99.01 to our Form 10-K filed in April 2003.

                                      # # #



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LECTEC CORPORATION


STATEMENTS OF OPERATIONS


                                                                                      (unaudited)
(in thousands except per share data)                                           Three months ended March 31,
                                                                            ---------------------------------
                                                                                2003                2002
                                                                            -----------           -----------
Net sales                                                                   $     1,645           $     1,514
Cost of goods sold                                                                1,154                 1,049
                                                                            -----------           -----------
        Gross profit                                                                491                   465
Operating expenses
   Sales and marketing                                                              198                   469
   General and administrative                                                       482                   595
   Research and development                                                         102                   169
                                                                            -----------           -----------
                                                                                    782                 1,233
                                                                            -----------           -----------
     Loss from operations                                                         (291)                 (768)
Other income (expenses)
   Interest expense                                                                (19)                  (39)
   Loss on sale of building                                                        (52)                    -
   Other, net                                                                         3                    -
       Loss before income taxes                                             -----------           -----------
                                                                                  (359)                 (807)
Income taxes                                                                         -                     -
                                                                            -----------           -----------
       Net loss                                                             $     (359)           $     (807)
                                                                            ===========           ===========

Net loss per share (basic and diluted)                                      $    (0.09)           $    (0.20)

Weighted average shares outstanding (basic and diluted)                           3,966                 3,950
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BALANCE SHEET DATA

(in thousands)                                                               (unaudited)
                                                                            March 31, 2003    December 31, 2002
                                                                            --------------    -----------------
Cash and cash equivalents                                                   $       397           $       672
Receivables, net                                                                    187                   319
Inventories                                                                       1,170                 1,011
Property, plant and equipment, net                                                  680                 1,750
Total assets                                                                      3,059                 4,150
Accounts payable and accrued expenses                                             1,366                 1,368
Customer deposits                                                                   613                   650
Current maturities of long-term obligations                                         306                 1,154
Shareholders' equity                                                                765                   967